=============================================================================



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  -------------


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                             Global DirectMail Corp
                                (Name of Issuer)

                          Common Stock, $.01 Par Value
                         (Title of Class of Securities)


                                  -------------


                                   379321 10 2
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

 =============================================================================



                                  SCHEDULE 13G

CUSIP No. 379321 10 2                                Page 2 of Page 34 Pages

       1            NAME OF REPORTING PERSON
                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    Richard Leeds

       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]
       3            SEC USE ONLY

       4            CITIZENSHIP OR PLACE OF ORGANIZATION

                    United States

                           5   SOLE VOTING POWER

                               7,949,282
   NUMBER OF SHARES
BENEFICIALLY OWNED BY      6   SHARED VOTING POWER
EACH REPORTING PERSON
         WITH                  2,737,398

                           7   SOLE DISPOSITIVE POWER

                               7,949,282

                           8   SHARED DISPOSITIVE POWER

                               2,737,398

       9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    10,686,680

       10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES    [ ]
                    CERTAIN SHARES*

       11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    28.0%

       12           TYPE OF REPORTING PERSON*

                    IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!





                                  SCHEDULE 13G

CUSIP No. 379321 10 2                                Page 3 of Page 34 Pages

       1            NAME OF REPORTING PERSON
                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    Robert Leeds

       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)  [ ]
                                                                     (b)  [X]
       3            SEC USE ONLY

       4            CITIZENSHIP OR PLACE OF ORGANIZATION

                    United States

                           5   SOLE VOTING POWER

                               6,093,950
   NUMBER OF SHARES
BENEFICIALLY OWNED BY      6   SHARED VOTING POWER
EACH REPORTING PERSON
         WITH                  2,737,647

                           7   SOLE DISPOSITIVE POWER

                               6,093,950

                           8   SHARED DISPOSITIVE POWER

                               2,737,647

       9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    8,831,597

       10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES    [ ]
                    CERTAIN SHARES*

       11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    23.1%

       12           TYPE OF REPORTING PERSON*

                    IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




                                  SCHEDULE 13G

CUSIP No. 379321 10 2                                Page 4 of Page 34 Pages

       1            NAME OF REPORTING PERSON
                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    Bruce Leeds

       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)  [ ]
                                                                     (b)  [X]
       3            SEC USE ONLY

       4            CITIZENSHIP OR PLACE OF ORGANIZATION

                    United States

                           5   SOLE VOTING POWER

                               6,093,948

                           6   SHARED VOTING POWER

                               2,737,647

                           7   SOLE DISPOSITIVE POWER

                               6,093,948

                           8   SHARED DISPOSITIVE POWER

                               2,737,647

       9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    8,831,595

       10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES    [ ]
                    CERTAIN SHARES*

       11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    23.1%

       12           TYPE OF REPORTING PERSON*

                    IN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                  SCHEDULE 13G

CUSIP No. 379321 10 2                                Page 5 of Page 34 Pages

       1            NAME OF REPORTING PERSON
                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    Michael Leeds

       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)  [ ]
                                                                     (b)  [X]

       3            SEC USE ONLY

       4            CITIZENSHIP OR PLACE OF ORGANIZATION

                    United States

                           5   SOLE VOTING POWER

                                -0-
   NUMBER OF SHARES
BENEFICIALLY OWNED BY      6    SHARED VOTING POWER
EACH REPORTING PERSON
         WITH                   -0-

                           7    SOLE DISPOSITIVE POWER

                                -0-

                           8    SHARED DISPOSITIVE POWER

                                -0-

       9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    -0-

       10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES    [ ]
                    CERTAIN SHARES*

       11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    0%

       12           TYPE OF REPORTING PERSON*

                    IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




                                  SCHEDULE 13G

CUSIP No. 379321 10 2                                Page 5 of Page 34 Pages

       1            NAME OF REPORTING PERSON
                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    Generations Partners, L.P.
                    11-3296824

       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]
       3            SEC USE ONLY

       4            CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware

                           5   SOLE VOTING POWER

   NUMBER OF SHARES            1,856,083
BENEFICIALLY OWNED BY
EACH REPORTING PERSON      6   SHARED VOTING POWER
         WITH
                               -0-

                           7   SOLE DISPOSITIVE POWER

                               1,856,083

                           8   SHARED DISPOSITIVE POWER

                                -0-

       9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    1,856,083

       10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES    [ ]
                    CERTAIN SHARES*

       11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    4.9%

       12           TYPE OF REPORTING PERSON*

                    PN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




                                  SCHEDULE 13G

CUSIP No. 379321 10 2                                Page 7 of Page 34 Pages

       1            NAME OF REPORTING PERSON
                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    Paul Leeds

       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)  [ ]
                                                                     (b)  [X]

       3            SEC USE ONLY

       4            CITIZENSHIP OR PLACE OF ORGANIZATION

                    United States

                           5    SOLE VOTING POWER

                                243,277
   NUMBER OF SHARES
BENEFICIALLY OWNED BY      6    SHARED VOTING POWER
EACH REPORTING PERSON
         WITH                   4,410

                           7    SOLE DISPOSITIVE POWER

                                243,277

                           8    SHARED DISPOSITIVE POWER

                                4,410

       9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    247,687

       10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES    [ ]
                    CERTAIN SHARES*

       11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    0.6%

       12           TYPE OF REPORTING PERSON*

                    IN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!





                                  SCHEDULE 13G

CUSIP No. 379321 10 2                                Page 8 of Page 34 Pages

       1            NAME OF REPORTING PERSON
                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    Carol Leeds

       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)  [ ]
       3            SEC USE ONLY                                     (b)  [X]

       4            CITIZENSHIP OR PLACE OF ORGANIZATION

                    United States

                           5   SOLE VOTING POWER

                               10,000

                           6   SHARED VOTING POWER

                               -0-

                           7   SOLE DISPOSITIVE POWER

                               10,000

                            8  SHARED DISPOSITIVE POWER

                               -0-

       9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    10,000

       10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES    [ ]
                    CERTAIN SHARES*

       11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    0.03%

       12           TYPE OF REPORTING PERSON*

                    IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




                                  SCHEDULE 13G

CUSIP No. 379321 10 2                                Page 9 of Page 34 Pages

       1            NAME OF REPORTING PERSON
                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    Nancy Leeds Bunt

       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)  [ ]
                                                                     (b)  [X]
       3            SEC USE ONLY

       4            CITIZENSHIP OR PLACE OF ORGANIZATION

                    United States

                           5   SOLE VOTING POWER

                               466,812

                           6   SHARED VOTING POWER

                               3,200

                           7   SOLE DISPOSITIVE POWER

                               466,812

                           8   SHARED DISPOSITIVE POWER

                               3,200

       9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    470,012

       10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES    [ ]
                    CERTAIN SHARES*

       11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    1.2%

       12           TYPE OF REPORTING PERSON*

                    IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!





                                  SCHEDULE 13G

CUSIP No. 379321 10 2                               Page 10 of Page 34 Pages

       1            NAME OF REPORTING PERSON
                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    Michele Rosenberg

       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)  [ ]
                                                                     (b)  [X]
       3            SEC USE ONLY

       4            CITIZENSHIP OR PLACE OF ORGANIZATION

                    United States

                           5   SOLE VOTING POWER

                                2,000

                           6    SHARED VOTING POWER

                                3,956,346

                           7    SOLE DISPOSITIVE POWER

                                2,000

                           8    SHARED DISPOSITIVE POWER

                                3,956,346

       9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    3,958,346

       10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES    [ ]
                    CERTAIN SHARES*

       11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    10.4%

       12           TYPE OF REPORTING PERSON*

                    IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                  SCHEDULE 13G

CUSIP No. 379321 10 2                               Page 11 of Page 34 Pages

       1            NAME OF REPORTING PERSON
                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    The Richard Leeds Irrevocable Trust
                    13-7039966

       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)  [ ]
                                                                     (b)  [X]
       3            SEC USE ONLY

       4            CITIZENSHIP OR PLACE OF ORGANIZATION

                    New York

                           5   SOLE VOTING POWER

                               438,557
   NUMBER OF SHARES
BENEFICIALLY OWNED BY      6   SHARED VOTING POWER
EACH REPORTING PERSON
         WITH                  -0-

                           7   SOLE DISPOSITIVE POWER

                               438,557

                           8   SHARED DISPOSITIVE POWER

                               -0-

       9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    438,557

       10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES    [ ]
                    CERTAIN SHARES*

       11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    1.1%

       12           TYPE OF REPORTING PERSON*

                    OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




                                  SCHEDULE 13G

CUSIP No. 379321 10 2                               Page 12 of Page 34 Pages

       1            NAME OF REPORTING PERSON
                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    The Robert Leeds Irrevocable Trust
                    13-7045037

       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)  [ ]
                                                                     (b)  [X]

       3            SEC USE ONLY

       4            CITIZENSHIP OR PLACE OF ORGANIZATION

                    New York

                           5   SOLE VOTING POWER

                               438,557

                           6   SHARED VOTING POWER

                               -0-

                           7   SOLE DISPOSITIVE POWER

                               438,557

                           8   SHARED DISPOSITIVE POWER

                               -0-

       9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    438,557

       10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES [ ] CERTAIN SHARES*

       11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    1.1%

       12           TYPE OF REPORTING PERSON*

                    OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




                                  SCHEDULE 13G

CUSIP No. 379321 10 2                               Page 13 of Page 34 Pages

       1            NAME OF REPORTING PERSON
                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    The Bruce Leeds Irrevocable Trust
                    13-7039904

       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)  [ ]
                                                                     (b)  [X]
       3            SEC USE ONLY

       4            CITIZENSHIP OR PLACE OF ORGANIZATION

                    New York

                           5   SOLE VOTING POWER

                                438,557
   NUMBER OF SHARES
BENEFICIALLY OWNED BY      6    SHARED VOTING POWER
EACH REPORTING PERSON
         WITH                   -0-

                           7    SOLE DISPOSITIVE POWER

                                438,557

                           8    SHARED DISPOSITIVE POWER

                                -0-

       9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    438,557

       10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES    [ ]
                    CERTAIN SHARES*

       11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    1.1%

       12           TYPE OF REPORTING PERSON*

                    OO
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!





                                  SCHEDULE 13G

CUSIP No. 379321 10 2                               Page 14 of Page 34 Pages

       1            NAME OF REPORTING PERSON
                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    The David Leeds Grantor Trust
                    11-6386642

       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)  [ ]
                                                                     (b)  [X]

       3            SEC USE ONLY

       4            CITIZENSHIP OR PLACE OF ORGANIZATION

                    New York

                           5   SOLE VOTING POWER

                                231,327

   NUMBER OF SHARES        6    SHARED VOTING POWER
BENEFICIALLY OWNED BY
EACH REPORTING PERSON           -0-
         WITH
                           7    SOLE DISPOSITIVE POWER

                                231,327

                           8    SHARED DISPOSITIVE POWER

                                -0-

       9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    231,327

       10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES    [ ]
                    CERTAIN SHARES*

       11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    0.6%

       12           TYPE OF REPORTING PERSON*

                    OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




                                  SCHEDULE 13G

CUSIP No. 379321 10 2                               Page 15 of Page 34 Pages

       1            NAME OF REPORTING PERSON
                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    The 1997 Richard Leeds Grantor Retained Annuity Trust 13-7110411

       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)  [ ]
                                                                     (b)  [X]
       3            SEC USE ONLY

       4            CITIZENSHIP OR PLACE OF ORGANIZATION

                    New York

                           5   SOLE VOTING POWER

                               375,774
   NUMBER OF SHARES
BENEFICIALLY OWNED BY      6   SHARED VOTING POWER
EACH REPORTING PERSON
         WITH                  -0-

                           7   SOLE DISPOSITIVE POWER

                               375,774

                           8   SHARED DISPOSITIVE POWER

                               -0-

       9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    375,774

       10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES    [ ]
                    CERTAIN SHARES*

       11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    1.0%

       12           TYPE OF REPORTING PERSON*

                    OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!





                                  SCHEDULE 13G

CUSIP No. 379321 10 2                               Page 16 of Page 34 Pages

       1            NAME OF REPORTING PERSON
                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    The 1997 Robert Leeds Grantor Retained Annuity Trust 13-7110412

       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)  [ ]
                                                                     (b)  [X]
       3            SEC USE ONLY

       4            CITIZENSHIP OR PLACE OF ORGANIZATION

                    New York

                           5   SOLE VOTING POWER

                                375,525
   NUMBER OF SHARES
BENEFICIALLY OWNED BY      6   SHARED VOTING POWER
EACH REPORTING PERSON
         WITH                   -0-

                           7   SOLE DISPOSITIVE POWER

                               375,525

                           8   SHARED DISPOSITIVE POWER

                               -0-

       9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    375,525

       10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES    [ ]
                    CERTAIN SHARES*

       11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    1.0%

       12           TYPE OF REPORTING PERSON*

                    OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!





                                  SCHEDULE 13G

CUSIP No. 379321 10 2                               Page 17 of Page 34 Pages

       1            NAME OF REPORTING PERSON
                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    The 1997 Bruce Leeds Grantor Retained Annuity Trust
                    13-7110407

       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)  [ ]
                                                                     (b)  [X]
       3            SEC USE ONLY

       4            CITIZENSHIP OR PLACE OF ORGANIZATION

                    New York

                           5   SOLE VOTING POWER

                               375,525
   NUMBER OF SHARES
BENEFICIALLY OWNED BY      6   SHARED VOTING POWER
EACH REPORTING PERSON
         WITH                  -0-

                           7   SOLE DISPOSITIVE POWER

                               375,525

                           8   SHARED DISPOSITIVE POWER

                               -0-

       9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    375,525

       10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES    [ ]
                    CERTAIN SHARES*

       11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    1.0%

       12           TYPE OF REPORTING PERSON*

                    OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!





                                  SCHEDULE 13G

CUSIP No. 379321 10 2                               Page 18 of Page 34 Pages

       1            NAME OF REPORTING PERSON
                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    The 1997 Richard Leeds Grantor Retained Annuity Trust II 13-7113589

       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)  [ ]
                                                                     (b)  [X]
       3            SEC USE ONLY

       4            CITIZENSHIP OR PLACE OF ORGANIZATION

                    New York

                           5   SOLE VOTING POWER

                               454,617
   NUMBER OF SHARES
BENEFICIALLY OWNED BY      6   SHARED VOTING POWER
EACH REPORTING PERSON
         WITH                  -0-

                           7   SOLE DISPOSITIVE POWER

                               454,617

                           8   SHARED DISPOSITIVE POWER

                               -0-

       9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    454,617

       10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES    [ ]
                    CERTAIN SHARES*

       11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    1.2%

       12           TYPE OF REPORTING PERSON*

                    OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




                                  SCHEDULE 13G

CUSIP No. 379321 10 2                               Page 19 of Page 34 Pages

       1            NAME OF REPORTING PERSON
                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    The 1997 Robert Leeds Grantor Retained Annuity Trust II 13-7113590

       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)  [ ]
                                                                     (b)  [X]
       3            SEC USE ONLY

       4            CITIZENSHIP OR PLACE OF ORGANIZATION

                    New York

                           5   SOLE VOTING POWER

                               454,617
   NUMBER OF SHARES
BENEFICIALLY OWNED BY      6   SHARED VOTING POWER
EACH REPORTING PERSON
         WITH                  -0-

                           7   SOLE DISPOSITIVE POWER

                               454,617

                           8   SHARED DISPOSITIVE POWER

                               -0-

       9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    454,617

       10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES    [ ]
                    CERTAIN SHARES*

       11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    1.2%

       12           TYPE OF REPORTING PERSON*

                    OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




                                  SCHEDULE 13G

CUSIP No. 379321 10 2                               Page 20 of Page 34 Pages

       1            NAME OF REPORTING PERSON
                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    The 1997 Bruce Leeds Grantor Retained Annuity Trust II 13-7113588

       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)  [ ]
                                                                     (b)  [X]
       3            SEC USE ONLY

       4            CITIZENSHIP OR PLACE OF ORGANIZATION

                    New York

                           5   SOLE VOTING POWER

                               454,617
   NUMBER OF SHARES
BENEFICIALLY OWNED BY      6   SHARED VOTING POWER
EACH REPORTING PERSON
         WITH                  -0-

                           7   SOLE DISPOSITIVE POWER

                               454,617

                           8   SHARED DISPOSITIVE POWER

                               -0-

       9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    454,617

       10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES    [ ]
                    CERTAIN SHARES*

       11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    1.2%

       12           TYPE OF REPORTING PERSON*

                    OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!





                                  SCHEDULE 13G

CUSIP No. 379321 10 2                               Page 21 of Page 34 Pages

       1            NAME OF REPORTING PERSON
                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    GML Partners, L.P.
                    13-3983149

       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)  [ ]
                                                                     (b)  [X]
       3            SEC USE ONLY

       4            CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware

                           5   SOLE VOTING POWER

                               235,850
   NUMBER OF SHARES
BENEFICIALLY OWNED BY      6   SHARED VOTING POWER
EACH REPORTING PERSON
         WITH                  -0-

                           7   SOLE DISPOSITIVE POWER

                               235,850

                           8   SHARED DISPOSITIVE POWER

                               -0-

       9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    235,850

       10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES    [ ]
                    CERTAIN SHARES*

       11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    0.6%

       12           TYPE OF REPORTING PERSON*

                    PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!





                                  SCHEDULE 13G

CUSIP No. 379321 10 2                               Page 22 of Page 34 Pages

       1            NAME OF REPORTING PERSON
                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    The Richard Leeds Family Irrevocable Trust
                    13-7084941

       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)  [ ]
                                                                     (b)  [X]
       3            SEC USE ONLY

       4            CITIZENSHIP OR PLACE OF ORGANIZATION

                    New York

                           5   SOLE VOTING POWER

                               50,000

   NUMBER OF SHARES        6   SHARED VOTING POWER
BENEFICIALLY OWNED BY
EACH REPORTING PERSON          -0-
         WITH
                           7   SOLE DISPOSITIVE POWER

                               50,000

                           8   SHARED DISPOSITIVE POWER

                               -0-

       9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    50,000

       10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES    [ ]
                    CERTAIN SHARES*

       11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    0.1%

       12           TYPE OF REPORTING PERSON*

                    OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!






                                  SCHEDULE 13G

CUSIP No. 379321 10 2                               Page 23 of Page 34 Pages

       1            NAME OF REPORTING PERSON
                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    The Robert Leeds Family Irrevocable Trust
                    13-7083942

       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)   [ ]
                                                                     (b)   [X]
       3            SEC USE ONLY

       4            CITIZENSHIP OR PLACE OF ORGANIZATION

                    New York

                           5   SOLE VOTING POWER

   NUMBER OF SHARES            50,000
BENEFICIALLY OWNED BY
EACH REPORTING PERSON      6   SHARED VOTING POWER
         WITH
                               -0-

                           7   SOLE DISPOSITIVE POWER

                               50,000

                           8   SHARED DISPOSITIVE POWER

                               -0-

       9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    50,000

       10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES    [ ]
                    CERTAIN SHARES*

       11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    0.1%

       12           TYPE OF REPORTING PERSON*

                    OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!





                                  SCHEDULE 13G

CUSIP No. 379321 10 2                               Page 24 of Page 34 Pages

       1            NAME OF REPORTING PERSON
                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    The Bruce Leeds Family Irrevocable Trust
                    13-7083943

       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)  [ ]
                                                                     (b)  [X]
       3            SEC USE ONLY

       4            CITIZENSHIP OR PLACE OF ORGANIZATION

                    New York

                           5   SOLE VOTING POWER

                               50,000

   NUMBER OF SHARES        6   SHARED VOTING POWER
BENEFICIALLY OWNED BY
EACH REPORTING PERSON          -0-
         WITH
                           7   SOLE DISPOSITIVE POWER

                               50,000

                           8   SHARED DISPOSITIVE POWER

                               -0-

       9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    50,000

       10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES    [ ]
                    CERTAIN SHARES*

       11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    0.1%

       12           TYPE OF REPORTING PERSON*

                    OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




   Item 1(a). Name of Issuer.

              Global DirectMail Corp (the "Company")

   Item 1(b). Address of Issuer's Principal Executive Offices.

              22 Harbor Park Drive
              Port Washington, NY 11050

   Item 2(a). Name of Person Filing.

               This statement is filed on behalf of the persons identified in
Item 4 below. In accordance with Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, as amended, each person filing this statement acknowledges that it is responsible for the completeness and accuracy of the information contained herein concerning that person, but is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

   Item 2(b). Address of Principal Business Office or, if None,
Residence.

   (1) For:  Richard Leeds, Robert Leeds, Bruce Leeds, Generations
             Partners, L.P., The Richard Leeds Irrevocable Trust, The Robert Leeds Irrevocable Trust, The Bruce Leeds Irrevocable Trust, The 1997 Richard Leeds Grantor Retained Annuity Trust, The 1997 Robert Leeds Grantor Retained Annuity Trust, The 1997 Bruce Leeds Grantor Retained Annuity Trust, The 1997 Richard Leeds Grantor Retained Annuity Trust II, The Robert Leeds Grantor Retained Annuity Trust II, The 1997 Bruce Leeds Grantor Retained Annuity Trust II, The Richard Leeds Family Irrevocable Trust, The Robert Leeds Family Irrevocable Trust and The Bruce Leeds Family Irrevocable Trust:

             Global DirectMail Corp
             22 Harbor Park Drive
             Port Washington, NY 11050

   (2) For:  Michele Rosenberg:

             Cornick Garber & Sandler LLP
             630 Third Avenue
             10th Floor
             New York, NY 10017

   (3) For:  Michael Leeds and Carol Leeds:

             800 South Ocean Boulevard
             Boca Raton, FL 33432

   (4) For:  Paul Leeds and The David Leeds Grantor Trust:

             6141 Hollows Lane
             Delray Beach, FL  33484

   (5) For:  Nancy Leeds Bunt and GML Partners, L.P.:

             320 Central Park West
             Apt. 10A
             New York, NY  10025

   Item 2(c). Citizenship.

               Each of the persons filing this statement is a United States citizen, a limited partnership organized under the laws of a state of the United States or a trust created or governed under the laws of a state of the United States.

   Item 2(d). Title of Class of Securities.

               This statement relates to the Company's Common Stock, par value $.01 per share (the "Common Stock").

   Item 2(e). CUSIP Number.

               379321 10 2

   Item 3. For Statements Filed Pursuant to Rule 13d-1(b), or
13d-2(b).

               Not applicable.

   Item 4(a), (b) and (c).  Ownership.

               Richard Leeds is the beneficial owner of 10,686,680 shares of Common Stock of the Company, representing 28.0% of the total number of shares outstanding as of December 31, 1997. Richard Leeds has (i) sole power to vote or to direct the vote and to dispose or direct the disposition of 7,949,282 of such shares (including 1,856,083 shares owned by Generations Partners, L.P., a limited partnership of which Richard Leeds is the general partner) and (ii) shared power to vote or to direct the vote and to dispose or to direct the disposition of 2,737,398 of such shares as co-trustee for trusts for the benefit of his brothers' children and 100,000 of such shares as a member of Aspire Partners LLC, a limited liability company that is the general partner of Aspire Partners, L.P.

               Robert Leeds is the beneficial owner of 8,831,597 shares of Common Stock of the Company, representing 23.1% of the total number of shares outstanding as of December 31, 1997. Robert Leeds has (i) sole power to vote or to direct the vote and to dispose or direct the disposition of 6,093,950 of such shares and (ii) shared power to vote or to direct the vote and to dispose or to direct the disposition of 2,737,647 of such shares as co-trustee for trusts for the benefit of his brothers' children and 100,000 of such shares as a member of Aspire Partners LLC, a limited liability company that is the general partner of Aspire Partners, L.P.

               Bruce Leeds is the beneficial owner of 8,831,595 shares of Common Stock of the Company, representing 23.1% of the total number of shares outstanding as of December 31, 1997. Bruce Leeds has (i) sole power to vote or to direct the vote and to dispose or direct the disposition of 6,093,948 of such shares and (ii) shared power to vote or to direct the vote and to dispose or to direct the disposition of 2,737,647 of such shares as co-trustee for trusts for the benefit of his brothers' children and 100,000 of such shares as a member of Aspire Partners LLC, a limited liability company that is the general partner of Aspire Partners, L.P.

               Michael Leeds is not the beneficial owner of any shares of Common Stock of the Company as of December 31, 1997.

               Generations Partners, L.P. is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 1,856,083 shares of Common Stock of the Company, representing 4.9% of the total number of shares outstanding as of December 31, 1997.

               Paul Leeds is the beneficial owner of 247,687 shares of Common Stock of the Company, representing 0.6% of the total number of shares outstanding as of December 31, 1997. Paul Leeds has (i) sole power to vote or to direct the vote and to dispose or direct the disposition of 243,277 such shares (including 231,327 shares owned by The David Leeds Grantor Trust, for which Paul Leeds acts as trustee) and (ii) shared power to vote or to direct the vote and to dispose or to direct the disposition of 4,410 of such shares, all of which are held in retirement and other accounts for the benefit of his wife and children.

               Carol Leeds is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or to direct the disposition, of 10,000 shares of Common Stock of the Company, representing 0.03% of the total number of shares outstanding as of December 31, 1997.

               Nancy Leeds Bunt is the beneficial owner of 470,012 shares of Common Stock of the Company, representing 1.2% of the total number of shares outstanding as of December 31, 1997. Nancy Leeds Bunt has (i) sole power to vote or to direct the vote and to dispose or to direct the disposition of 466,812 of such shares (including 235,850 shares owned by GML Partners, L.P., a limited partnership of which Nancy Leeds Bunt is the general partner, and 1,000 shares as custodian for Jake Edward Bunt, and (ii) shared power to vote or to direct the vote and to dispose or to direct the disposition of 3,200 of such shares, all of which are held in her name in retirement and other accounts.

               Michele Rosenberg is the beneficial owner of 3,958,346 shares of Common Stock of the Company, representing 10.4% of the total number of shares outstanding as of December 31, 1997. Ms. Rosenberg has (i) sole power to vote or to direct the vote and to dispose or direct the disposition of 2,000 of such shares and (ii) shared power to vote or to direct the vote and to dispose or to direct the disposition of 3,956,346 of such shares as co-trustee for trusts for the benefit of the children of Richard Leeds, Robert Leeds and Bruce Leeds.

               Each of The Richard Leeds Irrevocable Trust, The Robert Leeds Irrevocable Trust and The Bruce Leeds Irrevocable Trust is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 438,557 shares of Common Stock of the Company, representing 1.1% of the total number of shares outstanding as of December 31, 1997.

               The David Leeds Grantor Trust is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 231,327 shares of Common Stock of the Company, representing 0.6% of the total number of shares outstanding as of December 31, 1997.

               The 1997 Richard Leeds Grantor Retained Annuity Trust is the beneficial owner, and has the sole power to vote or direct the vote and to dispose or direct the disposition, of 375,774 shares of Common Stock of the Company representing 1.0% of the total number of shares outstanding as of December 31, 1997.

               Each of The 1997 Robert Leeds Grantor Retained Annuity Trust and The 1997 Bruce Leeds Grantor Retained Annuity Trust is the beneficial owner, and has sole power to vote or direct the vote and to dispose or direct the disposition, of 375,525 shares of Common Stock of the Company, representing 1.0% of the total number of shares outstanding as of December 31, 1997.

               Each of The 1997 Richard Leeds Grantor Retained Annuity Trust II, The 1997 Robert Leeds Grantor Retained Annuity Trust II and The 1997 Bruce Leeds Grantor Retained Annuity Trust II is the beneficial owner, and has sole power to dispose or direct the disposition, of 454,617 shares of Common Stock of the Company representing 1.2% of the total number of shares outstanding as of December 31, 1997.

               GML Partners, L.P. is the beneficial owner, and has the sole power to vote or to direct the vote and to dispose or to direct the disposition, of 235,850 shares of Common Stock of the Company representing 0.63% of the total number of outstanding shares as of December 31, 1997.

               Each of The Richard Leeds Family Irrevocable Trust, The Robert Leeds Family Irrevocable Trust and The Bruce Leeds Family Irrevocable Trust is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 50,000 shares of Common Stock of the Company, representing 0.1% of the total number of shares outstanding as of December 31, 1997.

               The Company and each of the persons listed above (each, a "Holder") have entered into a stockholders agreement which contains, among other things, certain restrictions with respect to the transferability of certain shares of Common Stock held by the Holders, certain provisions regarding the election of directors, certain registration rights granted by the Company with respect to certain shares held by the Holders and certain provisions which may require a Holder to transfer stock in certain circumstances.

   Item 5. Ownership of Five Percent or Less of a Class.

           Not applicable.

   Item 6. Ownership of More than Five Percent on Behalf of Another Person.

           Not applicable.

   Item 7. Identification and Classification of the Subsidiary
         Which Acquired the Security Being Reported on By the Parent Holding Company.

           Not applicable.

   Item 8. Identification and Classification of Members of the Group.

           See Item 4 above.

   Item 9. Notice of Dissolution of Group.

           Not applicable.

   Item 10. Certification.

           Not applicable.






                                    SIGNATURE

               After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February  13, 1998


                                        /s/ Richard Leeds
                                       ------------------------------
                                       Richard Leeds

                                        /s/ Robert Leeds
                                       ------------------------------
                                       Robert Leeds

                                        /s/ Bruce Leeds
                                       ------------------------------
                                       Bruce Leeds

                                        /s/ Michael Leeds
                                       ------------------------------
                                       Michael Leeds

                                        /s/ Paul Leeds
                                       ------------------------------
                                       Paul Leeds

                                        /s/ Carol Leeds
                                       ------------------------------
                                       Carol Leeds


                                        /s/ Nancy Leeds Bunt
                                       ------------------------------
                                       Nancy Leeds Bunt


                                        /s/ Michele Rosenberg
                                       ------------------------------
                                       Michele Rosenberg



                                    GENERATIONS PARTNERS, L.P.



                                    By: /s/ Richard Leeds
                                       ------------------------------
                                       Richard Leeds, General Partner


                                    THE RICHARD LEEDS IRREVOCABLE TRUST



                                    By: /s/ Bruce Leeds
                                       ------------------------------
                                       Bruce Leeds, as Trustee



                                    By: /s/ Robert Leeds
                                       ------------------------------
                                       Robert Leeds, as Trustee



                                    By: /s/ Michele Rosenberg
                                       ------------------------------
                                       Michele Rosenberg, as Trustee


                                    THE ROBERT LEEDS IRREVOCABLE TRUST



                                    By: /s/ Bruce Leeds
                                       ------------------------------
                                       Bruce Leeds, as Trustee



                                    By: /s/ Richard Leeds
                                       ------------------------------
                                       Richard Leeds, as Trustee



                                    By: /s/ Michele Rosenberg
                                       ------------------------------
                                       Michele Rosenberg, as Trustee


                                    THE BRUCE LEEDS IRREVOCABLE TRUST



                                    By: /s/ Robert Leeds
                                       ------------------------------
                                       Robert Leeds, as Trustee



                                    By: /s/ Richard Leeds
                                       ------------------------------
                                       Richard Leeds, as Trustee



                                    By: /s/ Michele Rosenberg
                                       ------------------------------
                                       Michele Rosenberg, as Trustee


                                    THE DAVID LEEDS GRANTOR TRUST



                                    By: /s/ Paul Leeds
                                       ------------------------------
                                       Paul Leeds, as Trustee


                                    THE 1997 RICHARD LEEDS GRANTOR RETAINED
                                    ANNUITY TRUST



                                    By: /s/ Bruce Leeds
                                       ------------------------------
                                       Bruce Leeds, as Trustee



                                    By: /s/ Robert Leeds
                                       ------------------------------
                                       Robert Leeds, as Trustee



                                    By: /s/ Michele Rosenberg
                                       ------------------------------
                                       Michele Rosenberg, as Trustee


                                    THE 1997 ROBERT LEEDS GRANTOR RETAINED
                                    ANNUITY TRUST



                                    By: /s/ Richard Leeds
                                       ------------------------------
                                       Richard Leeds, as Trustee



                                    By: /s/ Bruce Leeds
                                       ------------------------------
                                       Bruce Leeds, as Trustee



                                    By: /s/ Michele Rosenberg
                                       ------------------------------
                                       Michele Rosenberg, as Trustee


                                    THE 1997 BRUCE LEEDS GRANTOR RETAINED
                                    ANNUITY TRUST



                                    By: /s/ Richard Leeds
                                       ------------------------------
                                       Richard Leeds, as Trustee



                                    By: /s/ Robert Leeds
                                       ------------------------------
                                       Robert Leeds, as Trustee



                                    By: /s/ Michele Rosenberg
                                       ------------------------------
                                       Michele Rosenberg, as Trustee


                                    THE 1997 RICHARD LEEDS GRANTOR RETAINED
                                    ANNUITY TRUST II



                                    By: /s/ Bruce Leeds
                                       ------------------------------
                                       Bruce Leeds, as Trustee



                                    By: /s/ Robert Leeds
                                       ------------------------------
                                       Robert Leeds, as Trustee



                                    By: /s/ Michele Rosenberg
                                       ------------------------------
                                       Michele Rosenberg, as Trustee


                                    THE 1997 ROBERT LEEDS GRANTOR RETAINED
                                    ANNUITY TRUST II



                                    By: /s/ Richard Leeds
                                       ------------------------------
                                       Richard Leeds, as Trustee



                                    By: /s/ Bruce Leeds
                                       ------------------------------
                                       Bruce Leeds, as Trustee



                                    By: /s/ Michele Rosenberg
                                       ------------------------------
                                       Michele Rosenberg, as Trustee


                                    THE 1997 BRUCE LEEDS GRANTOR RETAINED
                                    ANNUITY TRUST II



                                    By: /s/ Richard Leeds
                                       ------------------------------
                                       Richard Leeds, as Trustee



                                    By: /s/ Robert Leeds
                                       ------------------------------
                                       Robert Leeds, as Trustee



                                    By: /s/ Michele Rosenberg
                                       ------------------------------
                                       Michele Rosenberg, as Trustee


                                    GML PARTNERS, L.P.



                                    By: /s/ Nancy Leeds Bunt
                                       ------------------------------
                                       Nancy Leeds Bunt, General Partner


                                    THE RICHARD LEEDS FAMILY IRREVOCABLE TRUST

                                    By: /s/  Robert Leeds
                                       ------------------------------
                                       Robert Leeds, as Trustee


                                    By: /s/ Bruce Leeds
                                       ------------------------------
                                       Bruce Leeds, as Trustee



                                    By: /s/ Michele Rosenberg
                                       ------------------------------
                                       Michele Rosenberg, as Trustee




                                    THE ROBERT LEEDS FAMILY IRREVOCABLE TRUST

                                    By: /s/ Richard Leeds
                                        -----------------------------
                                        Richard Leeds, as Trustee


                                    By: /s/ Bruce Leeds
                                        -----------------------------
                                        Bruce Leeds, as Trustee



                                    By: /s/ Michele Rosenberg
                                        -----------------------------
                                        Michele Rosenberg, as Trustee


                                    THE BRUCE LEEDS FAMILY IRREVOCABLE TRUST

                                    By: /s/ Richard Leeds
                                        -----------------------------
                                        Richard Leeds, as Trustee


                                    By: /s/ Robert Leeds
                                        -----------------------------
                                       Robert Leeds, as Trustee



                                    By: /s/ Michele Rosenberg
                                        -----------------------------
                                       Michele Rosenberg, as Trustee